EXHIBIT  99
CONTACTS:

INVESTORS:                                     MEDIA:
John T. O'Neill                                Wayne S. Charness
Executive VP and CFO                           VP, Corporate Communications
(401) 431-8500                                 (401) 727-5983

                      Joele Frank/Chuck Burgess
                      Abernathy MacGregor Scanlon
                      (212) 371-5999


FOR IMMEDIATE RELEASE
---------------------


                  HASBRO, INC. REJECTS UNSOLICITED PROPOSAL

Pawtucket, RI, January 24, 1996 -- Hasbro, Inc. (ASE:HAS) today confirmed that its Board of Directors, at a meeting held yesterday in New York, had, by unanimous vote of directors present, rejected a business combination proposal from Mattel, Inc. (NYSE:MAT) which provided for an exchange of Mattel, Inc. shares for Hasbro, Inc. shares. The Board concluded that a combination with Mattel would raise extremely serious antitrust issues, worldwide and that, as a result of these antitrust issues, the probability of successful consummation of the proposed transaction was very low. The Board also determined that because of the very low probability of consummation, the economic terms of the proposal were more than offset by the potential harm to Hasbro, Inc. and its shareholders resulting from a protracted antitrust regulatory process.

Alan G. Hassenfeld, chairman and chief executive officer of Hasbro, said, "It is incredibly presumptuous of Mattel and its Board to believe that they could force a combination of their company and ours through the Federal Trade Commission, the States Attorneys General and the European Union Merger Task Force. After lengthy review of Mattel's proposal with our two firms of antitrust advisors, our Board unanimously concluded that the chance of any antitrust approval is extremely low."

Hasbro, Inc. is a worldwide leader in the design, manufacture and marketing of toys, games, puzzles and infant care products. Both internationally and domestically, its Playskool(R), Kenner(R), Tonka(R), Milton Bradley(R) and Parker Brothers(R) products provide children and families with the highest quality and most recognizable toys and games in the world.


                                   ###